UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Spath, Walter F.
   c/o Dura Pharmaceuticals, Inc.
   7475 Lusk Blvd.
   San Diego, CA  92121
   USA
2. Issuer Name and Ticker or Trading Symbol
   Dura Pharmaceuticals, Inc.
   DURA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12-31-97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Sales and Marketing
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option (r|$37.63  |4-25-|D(1)|40,000     |D  |(2)  |12-6-|Common Stock|40,000 |       |0           |   |            |
ight to buy)            |        |97   |    |           |   |     |06   |            |       |       |            |   |            |
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Employee Stock Option (r|$25.00  |4-25-|A   |40,000     |A  |12-19|4-25-|Common Stock|40,000 |       |40,000      |D  |            |
ight to buy)            |        |97   |    |           |   |-97 (|07   |            |       |       |            |   |            |
                        |        |     |    |           |   |3)   |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Cancellation of option in connection with grant of replacement option.
(2) The option vests daily for a 4-year period from
12-6-96.
(3) The option vests daily from 4-25-97 for a 4-year
period.
SIGNATURE OF REPORTING PERSON
/s/ Walter F. Spath
DATE
February __, 1998